Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "TRICOR STRATEGIC ALLOCATION FUND", CHANGING ITS NAME FROM "TRICOR STRATEGIC ALLOCATION FUND" TO "CLA STRATEGIC ALLOCATION FUND", FILED IN THIS OFFICE ON THE TWELFTH DAY OF NOVEMBER, A.D. 2014, AT 10:51 O'CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

5378542 8100

141397877

AUTHENTICATION: 1861059

DATE: 11-13-14

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:07 AM 11/12/2014
FILED 10:51 AM 11/12/2014
SRV 141397877 - 5378542 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
OF
TriCor Strategic Allocation Fund

This Certificate of Amendment of TriCor Strategic Allocation Fund (the "Trust"), is being duly executed and filed by the undersigned trustee to amend the certificate of trust of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the "Act").:

1. Name. The name of the statutory trust amended hereby is TriCor Strategic Allocation Fund.

2. Amendment. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to CLA Strategic Allocation Fund.

3. Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee of the Trust has executed this Certificate of Amendment in accordance with Section 3811(a)(2) of the Act on the 11th day of November, 2014.

By: /s/ Clay Archey
Name: Clay Archey
Title: Trustee